Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Fourth Quarter and Full Year 2022 Results

LEAWOOD, KANSAS - (February 28, 2023) -- AMC Entertainment Holdings, Inc. (NYSE: AMC and APE) (“AMC” or “the Company”), today reported results for the fourth quarter and year ended December 31, 2022.

Full Year 2022 Summary

●	Total revenues were $3,911.4 million compared to $2,527.9 million for 2021.
●	Net loss decreased to $973.6 million, including a non-cash impairment charge related to long-lived assets of $133.1 million, compared to a net loss of $1,269.8 million for 2021, which included a non-cash impairment charge related to long-lived assets of $77.2 million.
●	Adjusted net loss was $727.9 million compared to an adjusted net loss of $1,191.9 million for 2021.
●	Net loss per diluted share was $0.93 compared to a net loss per diluted share of $1.33 for 2021.
●	Adjusted net loss per diluted share was $0.69 compared to an adjusted net loss per diluted share of $1.25 for 2021.
●	Adjusted EBITDA was $46.6 million compared to a loss of $291.7 million for 2021.

Fourth Quarter Summary

●	Total revenues were $990.9 million compared to $1,171.7 million for the fourth quarter of 2021.
●	Net loss increased to $287.7 million, including a non-cash impairment charge related to long-lived assets of $133.1 million, compared to a net loss of $134.4 million for the fourth quarter of 2021, which included a non-cash impairment charge related to long-lived assets of $77.2 million.
●	Adjusted net loss was $152.9 million compared to an adjusted net loss of $57.2 million for the fourth quarter of 2021.
●	Net loss per diluted share was $0.26 compared to a net loss per diluted share of $0.13 for the fourth quarter of 2021.
●	Adjusted net loss per diluted share was $0.14 compared to an adjusted net loss per diluted share of $0.06 for the fourth quarter of 2021.
●	Adjusted EBITDA was $14.5 million compared to $159.2 million for the fourth quarter of 2021.
●	Net cash used in operating activities for the quarter was $33.3 million.
●	Operating Cash (Burn) Generated[1] for the quarter was $57.5 million.
●	Available liquidity at December 31, 2022 was $842.7 million, including $211.2 million of undrawn capacity under the Company’s revolving credit facility.

Commenting on the earnings announcement, Adam Aron, AMC Entertainment Chairman and CEO said, “Naturally, we are pleased that AMC Entertainment easily bested consensus estimates for Q4 2022 Revenue and Adjusted EBITDA, as well as posting a beat on Adjusted Net Income and EPS after excluding for non-cash impairment write offs. We are

1 Operating Cash (Burn) Generated is a non-GAAP metric that represents cash (burn) generated before debt servicing costs and before deferred rent payback similarly encouraged that our Q4 2022 revenue per patron of $19.98 was well above pre-pandemic levels, thanks to rising ticket prices and the consumer’s continued predilection to indulge more at our concession stands in our high-margin food and beverage business.”

Aron added, “But the real story is that in 2022, AMC Entertainment continued on a multi-year glide path to recovery. AMC’s full-year 2022 results represented our strongest year since pre-pandemic 2019, with 2022 results improving over 2021, which in turn were better than those of 2020. Indeed, in full year 2022, AMC saw our annual revenue increase by more than 54% year-over-year and Adjusted EBITDA improved in a single year by more than $338 million versus 2021. We expect the recovery will continue apace in 2023, as Hollywood is expected to release approximately 75% more major movie titles than it did in 2022. The first quarter domestic box office already has posted an impressive 44% increase over 2022, with James Cameron’s AVATAR: THE WAY OF THE WATER, currently the third highest grossing film of all time, leading the way.

We continue to innovate, noting our announcement just today that we are launching AMC Perfectly Popcorn in more than 2,600 Walmart stores. And in stark contrast to others in our industry who have faltered, AMC Entertainment has increased our liquidity profile and strengthened our balance sheet through equity capital raising, debt refinancing, debt exchanges and repurchases. As a result of our capital markets activity, over the last twelve months we have raised approximately $314 million in gross cash proceeds, and we also have reduced the aggregate principal balance of our debt by approximately $390 million since the beginning of 2022.”

Aron concluded, “With more major movies coming in 2023, we are highly confident that our multi-year recovery will continue to show considerable progress this year. But we cannot stress enough how crucial it is that for AMC to remain viable, we must continue to be agile and nimble not only in running our business day to day, but also in our continued raising of cash and decreasing the debt load on AMC Entertainment. As we have been saying for a long time, the industry-wide box office will not return to pre-pandemic norms before 2024 or 2025 at the earliest. Therefore, this active management of our capital structure is vital for AMC to ultimately both survive the pandemic and to thrive over the long haul. Accordingly, we continue to urge our shareholders to ‘vote yes,’ voting FOR the recommended proposals at the March 14 special meeting of shareholders, which gives AMC the best chance to generate value for all of our shareholders in the months and years to come.”

Key Financial Results (presented in millions, except operating data)

	Quarter Ended December 31,			Year Ended December 31,
	2022	2021	Change	2022	2021	Change
GAAP Results
Revenue	$990.9	$1,171.7	(15.4)%	$3,911.4	$2,527.9	54.7%
Net loss	$(287.7)	$(134.4)	$(153.3)	$(973.6)	$(1,269.8)	$296.2
Net cash provided by (used in) operating activities	$(33.3)	$46.5	$(79.8)	$(628.5)	$(614.1)	$(14.4)
Loss per share (basic and diluted)	$(0.26)	$(0.13)	$(0.13)	$(0.93)	$(1.33)	$0.40
Non-GAAP Results*
Total revenues (2021 constant currency adjusted)	$1,025.8	$1,171.7	(12.5)%	$4,028.6	$2,527.9	59.4%
Adjusted EBITDA	$14.5	$159.2	(90.9)%	$46.6	$(291.7)	** %
Adjusted EBITDA (2021 constant currency adjusted)	$14.9	$159.2	(90.6)%	$44.8	$(291.7)	** %
Free cash flow	$(105.6)	$8.0	$(113.6)	$(830.5)	$(706.5)	$(124.0)
Adjusted diluted loss per share	$(0.14)	$(0.06)	$(0.08)	$(0.69)	$(1.25)	$0.56
Operating Metrics
Attendance (in thousands)	49,584	59,683	(16.9)%	200,965	128,547	56.3%
U.S. markets attendance (in thousands)	33,754	40,364	(16.4)%	141,376	91,102	55.2%
International markets attendance (in thousands)	15,830	19,319	(18.1)%	59,589	37,445	59.1%
Average screens	10,087	10,177	(0.9)%	10,118	8,998	12.4%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

** Percentage change in excess of 100%.

Balance Sheet, Cash and Liquidity

Fourth Quarter 2022

During the fourth quarter of 2022, AMC:

●	Completed a private offering of $400.0 million aggregate principal amount of 12.750% senior secured notes due 2027 at an issue price of 92.00%.

●	Repurchased $45.7 million aggregate principal amount of Second Lien Notes due 2026 for $18.3 million, or a 60% discount.

●	Repurchased approximately $5.3 million aggregate principal amount of Senior Subordinated Notes due 2027 for $1.6 million, or a 70% discount.

Full Year 2022

●	As of December 31, 2022, AMC’s total aggregate principal amount of its debt was approximately $4,949.0 million, a $220.1 million reduction compared to $5,169.1 million as of December 31, 2021.

First Quarter 2023 to date

During the first quarter 2023, AMC:

●	Repurchased $66.1 million aggregate principal amounts of the Second Lien Notes due 2026 for $36.4 million or a 45% discount.

●	Repurchased $4.1 million aggregate principal amount of the 5.875% Senior Subordinated Notes due 2026 for $1.7 million, or a 59% discount.

●	Issued 91,026,191 shares of AMC Preferred Equity Units on a private basis to extinguish $100.0 million aggregate principal amount of the Company’s 10%/12% Cash/PIK Toggle Second Lien Notes due 2026.

●	Raised $75.1 million through the private sale of 106,595,106 AMC Preferred Equity Units.

●	Received $30 million from Saudi Entertainment Ventures, AMC’s Saudi joint venture partner, as AMC begins to transition from a management and investment role to a pure licensing relationship.

Cash at December 31, 2022 was $631.5 million excluding restricted cash of $22.9 million. AMC currently has liquidity availability of $842.7 million (including cash and undrawn capacity under the Company’s revolving credit facility).

AMC Preferred Equity Unit At-The-Market Equity Program

In September 2022, AMC launched an at-the-market (“ATM”) equity program to sell up to 425 million shares of its AMC Preferred Equity Units (“APE units”).

As of December 31, 2022, AMC had sold approximately 207.8 million APE units and raised gross proceeds of approximately $228.8 million before commissions and fees.

As of February 28, 2023, AMC had sold an additional 6.6 million shares of APE units and raised gross proceeds of approximately $9.6 million before commission and fees.

After taking into account all sales and uses of APE units for debt exchanges, there are approximately 63.9 million APE units available to be issued under the existing ATM equity program.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Tuesday, February 28, 2023. To listen to the webcast, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 940 theatres and 10,500 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding our expected revenue, net loss, capital expenditure, Adjusted EBITDA and estimate cash and cash equivalent. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: the risk that required approvals from AMC’s stockholders are not obtained at AMC’s special meeting, currently set to be held on March 14, 2023 (the “Special Meeting”); on February 20, 2023, stockholders commenced litigation seeking to prevent the conversion of AMC Preferred Equity Units into common without separate common stock class approval at the Special Meeting, which will delay and if successful (or if additional litigation is commenced and successful) could prevent the conversion of APE units into common stock, impede our ability to raise additional funds and materially and adversely impact market prices and the value of APE units and common stock; the risks and uncertainties relating to the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general; the seasonality of AMC’s revenue and working capital; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release window; AMC’s ability to optimize its theatre circuit; general and international economic, political, regulatory and other risks; limitations on the availability of capital; AMC’s ability to refinance its indebtedness on favorable terms; availability of financing upon favorable terms or at all; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s 2022 Form 10-K and Form 10-Q for the quarter ended September 30, 2022, each as filed with the SEC, and the risks, trends and uncertainties identified in AMC’s other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

Quarter and Year Ended December 31, 2022 and December 31, 2021

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues
Admissions	$561.3	$666.6	$2,201.4	$1,394.2
Food and beverage	331.2	380.5	1,313.7	857.3
Other theatre	98.4	124.6	396.3	276.4
Total revenues	990.9	1,171.7	3,911.4	2,527.9

Operating costs and expenses
Film exhibition costs	270.0	310.3	1,051.7	607.7
Food and beverage costs	62.9	59.0	228.6	137.9
Operating expense, excluding depreciation and amortization below	380.8	394.4	1,528.4	1,141.8
Rent	217.4	215.5	886.2	828.0
General and administrative:
Merger, acquisition and other costs	1.7	1.3	2.1	13.7
Other, excluding depreciation and amortization below	46.4	72.9	207.6	226.6
Depreciation and amortization	103.0	101.5	396.0	425.0
Impairment of long-lived assets	133.1	77.2	133.1	77.2
Operating costs and expenses	1,215.3	1,232.1	4,433.7	3,457.9

Operating loss	(224.4)	(60.4)	(522.3)	(930.0)
Other expense (income):
Other expense (income)	(38.0)	(16.1)	53.6	(87.9)
Interest expense:
Corporate borrowings	89.8	86.6	336.4	414.9
Finance lease obligations	0.9	1.2	4.1	5.2
Non-cash NCM exhibitor services agreement	9.6	9.3	38.2	38.0
Equity in (earnings) loss of non-consolidated entities	(1.7)	(9.8)	1.6	(11.0)
Investment expense (income)	2.7	(0.9)	14.9	(9.2)
Total other expense, net	63.3	70.3	448.8	350.0

Net loss before income taxes	(287.7)	(130.7)	(971.1)	(1,280.0)
Income tax provision (benefit)	—	3.7	2.5	(10.2)
Net loss	(287.7)	(134.4)	(973.6)	(1,269.8)
Less: Net loss attributable to noncontrolling interests	—	—	—	(0.7)
Net loss attributable to AMC Entertainment Holdings, Inc.	$(287.7)	$(134.4)	$(973.6)	$(1,269.1)

Diluted loss per share	$(0.26)	$(0.13)	$(0.93)	$(1.33)

Average shares outstanding diluted (in thousands)	1,091,109	1,027,648	1,047,689	954,820

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	December 31, 2022	December 31, 2021
Cash and cash equivalents	$631.5	$1,592.5
Corporate borrowings	5,140.8	5,428.0
Other long-term liabilities	105.1	165.0
Finance lease liabilities	58.8	72.7
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(2,624.5)	(1,789.5)
Total assets	9,135.6	10,821.5

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
Consolidated	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$(33.3)	$46.5	$(628.5)	$(614.1)
Net cash used in investing activities	$(70.3)	$(36.9)	$(224.0)	$(68.2)
Net cash provided by (used in) financing activities	$44.2	$(27.9)	$(91.3)	$1,990.7
Free cash flow	$(105.6)	$8.0	$(830.5)	$(706.5)
Capital expenditures	$(72.3)	$(38.5)	$(202.0)	$(92.4)
Screen additions	14	29	51	82
Screen acquisitions	28	—	157	140
Screen dispositions	99	27	323	166
Construction openings (closures), net	13	(44)	27	(37)
Average screens	10,087	10,177	10,118	8,998
Number of screens operated	10,474	10,448	10,474	10,448
Number of theatres operated	940	930	940	930
Number of circuit screens	10,474	10,562	10,474	10,562
Number of circuit theatres	940	946	940	946
Circuit Screens per theatre	11.1	11.2	11.1	11.2
Attendance (in thousands)	49,584	59,683	200,965	128,547

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	33,754	40,364	141,376	91,102
International markets	15,830	19,319	59,589	37,445
Consolidated	49,584	59,683	200,965	128,547

Average ticket price (in dollars):
U.S. markets	$12.22	$11.50	$11.62	$11.16
International markets	$9.40	$10.47	$9.38	$10.09
Consolidated	$11.32	$11.17	$10.95	$10.85

Food and beverage revenues per patron (in dollars):
U.S. markets	$7.76	$7.21	$7.47	$7.43
International markets	$4.37	$4.64	$4.33	$4.81
Consolidated	$6.68	$6.38	$6.54	$6.67

Average Screen Count (month end average):
U.S. markets	7,604	7,695	7,635	7,341
International markets	2,483	2,482	2,483	1,657
Consolidated	10,087	10,177	10,118	8,998

Segment Information:

(unaudited, in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues
U.S. markets	$737.4	$825.9	$2,961.7	$1,875.8
International markets	253.5	345.8	949.7	652.1
Consolidated	$990.9	$1,171.7	$3,911.4	$2,527.9

Adjusted EBITDA
U.S. markets	$7.4	$97.9	$59.6	$(250.6)
International markets	7.1	61.3	(13.0)	(41.1)
Consolidated	$14.5	$159.2	$46.6	$(291.7)

Capital Expenditures
U.S. markets	$46.9	$23.3	$138.4	$63.9
International markets	25.4	15.2	63.6	28.5
Consolidated	$72.3	$38.5	$202.0	$92.4

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net loss	$(287.7)	$(134.4)	$(973.6)	$(1,269.8)
Plus:
Income tax provision (benefit)	—	3.7	2.5	(10.2)
Interest expense	100.3	97.1	378.7	458.1
Depreciation and amortization	103.0	101.5	396.0	425.0
Impairment of long-lived assets (2)	133.1	77.2	133.1	77.2
Certain operating expense (income) (3)	(2.5)	2.2	8.0	0.2
Equity in (earnings) loss of non-consolidated entities	(1.7)	(9.8)	1.6	(11.0)
Cash distributions from non-consolidated entities (4)	1.6	6.1	6.6	12.5
Attributable EBITDA (5)	0.3	2.3	0.4	3.7
Investment expense (income) (6)	2.7	(0.9)	14.9	(9.2)
Other expense (income) (7)	(30.5)	(8.7)	80.4	(0.1)
Other non-cash rent benefit (8)	(6.0)	(2.7)	(26.6)	(24.9)
General and administrative expense—unallocated:
Merger, acquisition and other costs (9)	1.7	1.3	2.1	13.7
Stock-based compensation expense (10)	0.2	24.3	22.5	43.1
Adjusted EBITDA (1)	$14.5	$159.2	$46.6	$(291.7)

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. The preceding definition of Adjusted EBITDA is broadly consistent with how Adjusted EBITDA is defined in our debt indentures.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the year ended December 31, 2022, we recorded non-cash impairment charges related to our long-lived assets of $73.4 million on 68 theatres in the U.S. markets with 817 screens which were related to property, net and operating lease right-of-use assets, net and $59.7 million on 53 theatres in the international markets with 456 screens which were related to property, net and operating lease right-of-use assets, net.

During the year ended December 31, 2021, we recorded non-cash impairment charges related to our long-lived assets of $61.3 million on 77 theatres in the U.S. markets with 805 screens which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $15.9 million on 14 theatres in the international markets with 118 screens which were related to property, net and operating lease right-of-use assets, net.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Equity in (earnings) loss of non-consolidated entities	$(1.7)	$(9.8)	$1.6	$(11.0)
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(2.3)	(8.6)	(5.4)	(13.5)
Equity in earnings (loss) of International theatre joint ventures	(0.6)	1.2	(7.0)	(2.5)
Income tax provision	—	0.2	0.1	0.3
Investment expense (income)	—	(0.1)	0.2	(0.1)
Interest expense	0.1	—	0.1	0.2
Impairment of long-lived assets	—	—	4.2	—
Depreciation and amortization	0.8	1.0	2.8	5.6
Other expense	—	—	—	0.2
Attributable EBITDA	$0.3	$2.3	$0.4	$3.7
6)	Investment expense (income) during the year ended December 31, 2022 includes a decline in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $12.5 million and a $13.5 million loss on sale of our investment in NCM common units, partially offset by $(6.2) million of appreciation in estimated fair value of the Company’s investment in warrants to purchase common shares of Hycroft Mining Holding Corporation and interest income of $(5.8) million.
7)	Other expense during the year ended December 31, 2022, included loss on debt extinguishment of $92.8 million, $(25.8) million in government assistance related to COVID-19 and foreign currency transaction gains of $(12.3) million.

Other expense (income) during the year ended December 31, 2021 primarily consisted of a loss on debt extinguishment of $14.4 million and financing fees of $1.0 million, partially offset by income related to contingent lease guarantees of $(5.7) million and foreign currency transaction gains of $(9.8) million.

8)	Reflects amortization expense for certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

9)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

10)	Non-cash expense included in General and Administrative: Other.

Reconciliation of Operating Cash (Burn) Generated (1) and Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Net cash used in operating activities	$(33.3)	$46.5	$(628.5)	$(614.1)
Plus: total capital expenditures	(72.3)	(38.5)	(202.0)	(92.4)
Less: Cash interest paid	124.5	158.1	379.0	274.7
Non-recurring lease prepayments (3)	—	(2.5)	—	41.7
Repayment of deferred lease amounts (2)	38.6	60.8	157.9	134.9
Operating cash (burn) generated (1)	$57.5	$224.4	$(293.6)	$(255.2)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Net cash provided by (used in) operating activities	$(33.3)	$46.5	$(628.5)	$(614.1)
Plus: total capital expenditures	(72.3)	(38.5)	(202.0)	(92.4)
Free cash flow (1)	$(105.6)	$8.0	$(830.5)	$(706.5)

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures (5)	$37.3	$16.3	$97.4	$31.3
Maintenance capital expenditures (4)	39.5	37.4	102.2	73.9
Change in construction payables (6)	(4.5)	(15.2)	2.4	(12.8)
Total capital expenditures	$72.3	$38.5	$202.0	$92.4

1)	We present “Operating Cash (Burn) Generated” and “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash used in operating activities as a measure of our liquidity. Additionally, our definition of Operating Cash (Burn) Generated is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for interest expense and the deferral or repayment of lease amounts that were due and not paid during the COVID-19 pandemic. Therefore, we believe it is important to view Operating Cash (Burn) Generated and Free Cash Flow as supplemental to our entire statement of cash flows. The term Operating Cash (Burn) Generated and Free Cash Flow may differ from similar measures reported by other companies.

2)	Repayment of deferred lease amounts represent those lease amounts that were due and not paid during the COVID-19 pandemic. Their impact is excluded from operating cash generated (burn) to provide a more normalized cash rent payment stream.

3)	Non-recurring lease payments represent the prepayments of future lease obligations during the three months and year ended December 31, 2021.

4)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

5)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

6)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Select Consolidated Constant Currency Financial Data (see Note 11):

Quarter and Year Ended December 31, 2022

(dollars in millions) (unaudited)

	Quarter Ended			Year Ended
	December 31, 2022			December 31, 2022
	Constant Currency (11)			Constant Currency (11)
	US	International	Total	US	International	Total
Revenues
Admissions	$412.6	$169.3	$581.9	$1,642.2	$628.2	$2,270.4
Food and beverage	262.0	78.9	340.9	1,055.7	290.0	1,345.7
Other theatre	62.8	40.2	103.0	263.8	148.7	412.5
Total revenues	737.4	288.4	1,025.8	2,961.7	1,066.9	4,028.6

Operating costs and expenses
Film exhibition costs	212.0	65.9	277.9	831.4	247.6	1,079.0
Food and beverage costs	45.0	20.5	65.5	165.1	71.5	236.6
Operating expense	273.7	122.0	395.7	1,110.5	469.4	1,579.9
Rent	164.0	60.8	224.8	666.5	247.0	913.5
General and administrative:
Merger, acquisition and other costs	1.8	(0.1)	1.7	2.7	(0.7)	2.0
Other	31.1	17.4	48.5	142.4	73.1	215.5
Depreciation and amortization	83.2	22.7	105.9	312.2	94.1	406.3
Impairment of long-lived assets	73.4	64.6	138.0	73.4	64.6	138.0
Operating costs and expenses	884.2	373.8	1,258.0	3,304.2	1,266.6	4,570.8

Operating loss	(146.8)	(85.4)	(232.2)	(342.5)	(199.7)	(542.2)
Other expense (income)	(40.9)	5.4	(35.5)	52.0	4.6	56.6
Interest expense	84.2	16.9	101.1	305.9	79.5	385.4
Equity in (earnings) loss of non-consolidated entities	(1.6)	(0.1)	(1.7)	(4.3)	6.1	1.8
Investment expense	2.7	0.1	2.8	15.0	—	15.0
Total other expense, net	44.4	22.3	66.7	368.6	90.2	458.8
Loss before income taxes	(191.2)	(107.7)	(298.9)	(711.1)	(289.9)	(1,001.0)
Income tax (benefit) provision	0.2	(0.2)	—	0.9	1.8	2.7
Net loss	(191.4)	(107.5)	(298.9)	(712.0)	(291.7)	(1,003.7)

Attendance	33,754	15,830	49,584	141,376	59,589	200,965
Average Screens	7,604	2,483	10,087	7,635	2,483	10,118
Average Ticket Price	$12.22	$10.69	$11.74	$11.62	$10.54	$11.30
Food and Beverage Revenues per patron	$7.76	$4.98	$6.88	$7.47	$4.87	$6.70
Other Revenues per patron	$1.86	$2.54	$2.08	$1.87	$2.50	$2.05

Select Consolidated Constant Currency Financial Data (see Note 12):

Quarter Ended December 31, 2022

(dollars in millions) (unaudited)

	Quarter Ended
	December 31, 2022
	Constant Currency (12)
	US	International	Total
Revenues
Admissions	$412.6	$162.3	$574.9
Food and beverage	262.0	75.6	337.6
Other theatre	62.8	38.7	101.5
Total revenues	737.4	276.6	1,014.0

Operating costs and expenses
Film exhibition costs	212.0	63.3	275.3
Food and beverage costs	45.0	19.5	64.5
Operating expense	273.7	117.0	390.7
Rent	164.0	58.3	222.3
General and administrative:
Merger, acquisition and other costs	1.8	—	1.8
Other	31.1	16.6	47.7
Depreciation and amortization	83.2	21.7	104.9
Impairment of long-lived assets	73.4	63.5	136.9
Operating costs and expenses	884.2	359.9	1,244.1

Operating loss	(146.8)	(83.3)	(230.1)
Other expense (income)	(40.9)	3.9	(37.0)
Interest expense	84.2	16.6	100.8
Equity in (earnings) loss of non-consolidated entities	(1.6)	(0.1)	(1.7)
Investment expense	2.7	—	2.7
Total other expense, net	44.4	20.4	64.8
Loss before income taxes	(191.2)	(103.7)	(294.9)
Income tax provision	0.2	(0.2)	—
Net loss	(191.4)	(103.5)	(294.9)

Attendance	33,754	15,830	49,584
Average Screens	7,604	2,483	10,087
Average Ticket Price	$12.22	$10.25	$11.59
Food and Beverage Revenues per patron	$7.76	$4.78	$6.81
Other Revenues per patron	$1.86	$2.44	$2.05

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 11):

Quarter and Year Ended December 31, 2022

(dollars in millions) (unaudited)

	Quarter Ended	Year Ended
	December 31, 2022	December 31, 2022
	Constant Currency (11)	Constant Currency (11)
Net loss	$(298.9)	$(1,003.7)
Plus:
Income tax provision	—	2.7
Interest expense	101.1	385.4
Depreciation and amortization	105.9	406.3
Impairment of long-lived assets (2)	138.0	138.0
Certain operating (income) expense (3)	(2.7)	8.0
Equity in (earnings) loss of non-consolidated entities	(1.7)	1.8
Cash distributions from non-consolidated entities (4)	1.6	6.6
Attributable EBITDA (5)	0.3	0.5
Investment expense (6)	2.8	15.0
Other (income) expense (7)	(27.3)	86.2
Other non-cash rent benefit (8)	(6.1)	(26.7)
General and administrative expense—unallocated:
Merger, acquisition and other costs (9)	1.7	2.0
Stock-based compensation expense (10)	0.2	22.7
Adjusted EBITDA (1)	$14.9	$44.8

Adjusted EBITDA (in millions) (1)
U.S. markets	$7.4	$59.6
International markets	7.5	(14.8)
Total Adjusted EBITDA (1)	$14.9	$44.8

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. The preceding definition of Adjusted EBITDA is broadly consistent with how Adjusted EBITDA is defined in our debt indentures.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the year ended December 31, 2022, we recorded non-cash impairment charges related to our long-lived assets of $73.4 million on 68 theatres in the U.S. markets with 817 screens which were related to property, net and operating lease right-of-use assets, net and $64.6 million on 53 theatres in the international markets with 456 screens which were related to property, net and operating lease right-of-use assets, net.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Constant Currency Attributable EBITDA

(dollars in millions) (unaudited)

	Quarter Ended	Year Ended
	December 31,	December 31,
	2022	2022
	Constant Currency	Constant Currency
Equity in (earnings) loss of non-consolidated entities	$(1.7)	$1.8
Less:
Equity in (earnings) of non-consolidated entities excluding international theatre joint ventures	(2.3)	(5.5)
Equity in (loss) of International theatre joint ventures	(0.6)	(7.3)
Income tax provision	0.1	0.2
Interest expense	—	0.1
Investment income	(0.1)	—
Impairment of long-lived assets	—	4.3
Depreciation and amortization	0.9	3.2
Attributable EBITDA	$0.3	$0.5
6)	Investment expense during the quarter ended December 31, 2022 includes a decline in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $1.8 million, deterioration is estimated fair value of our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation of $1.2 million and a loss on sale of our investment in NCM of $2.3 million.

Investment expense during the year ended December 31, 2022 includes a decline in estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation of $12.5 million and a $13.5 million loss on sale of our investment in NCM common units, partially offset by $(6.2) million of appreciation in estimated fair value of the our investment in warrants to purchase common shares of Hycroft Mining Holding Corporation and interest income of

$(5.8) million.

7)	Other expense during the quarter ended December 31, 2022, included loss on debt extinguishment of $4.5 million, partially offset by foreign currency transaction gains of $(31.8) million.

Other expense during the year ended December 31, 2022, included loss on debt extinguishment of $100.8 million, partially offset by foreign currency transaction gains of $(14.5) million.

8)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

9)	Merger, acquisition and other costs are excluded as it is non-operating in nature.

10)	Non-cash expense included in General and Administrative: Other.

11)	The International segment information for the quarter and year ended December 31, 2022 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2021. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

12)	The International segment information for the quarter ended December 31, 2022 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2019. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Loss Per share:

Quarter and Year Ended December 31, 2022 and December 31, 2021

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2022	2021	2022	2021
Numerator:
Net loss attributable to AMC Entertainment Holdings, Inc.	$(287.7)	$(134.4)	$(973.6)	$(1,269.1)
Calculation of adjusted net loss for basic and diluted loss per share:
Impairment of long-lived assets	133.1	77.2	133.1	77.2
(Gain) Loss on extinguishment of debt	(3.6)	—	92.8	—
Loss on investments	5.3	—	19.8	—
Adjusted net loss for basic and diluted loss per share	$(152.9)	$(57.2)	$(727.9)	$(1,191.9)

Denominator (shares in thousands):
Weighted average shares for basic and diluted loss per share	1,091,109	1,027,648	1,047,689	954,820

Adjusted basic loss per share	$(0.14)	$(0.06)	$(0.69)	$(1.25)
Adjusted diluted loss per share	$(0.14)	$(0.06)	$(0.69)	$(1.25)

We present adjusted net loss for basic and diluted loss per share and adjusted basic and diluted net loss per share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for basic and diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted net loss per (basic and diluted) share is adjusted net loss (for basic and diluted purposes) divided by weighted average basic and diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”) and performance stock units (“PSUs”). The impact of RSUs and PSUs was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss per share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss and adjusted net loss per share (basic and diluted) should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss and adjusted net loss per share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and loss per share (basic and diluted) as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss and adjusted net loss per share (basic and diluted) may not be comparable to similarly titled measures reported by other companies.

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